Exhibit 4.18(b)

Execution version

[HEADED PAPER OF DVB BANK SE SINGAPORE BRANCH]

To:	GRINDROD MARITIME LLC

as Borrower

GRINDROD SHIPPING PTE. LTD.

GRINDROD SHIPPING HOLDINGS LTD.

as Guarantors

200 Cantonment Road

#03-01 Southpoint

089763

Singapore

Attn: Chief Financial Officer

SIDE LETTER

7 December 2018

Dear Sirs

Facility Agreement dated 9 December 2016 as Amended and Restated by an Amending and Restating Agreement dated 18 June 2018 - m.t. "MATUKU"

We refer to the facility agreement dated 9 December 2016 as amended and restated by an amending and restating agreement dated 18 June 2018 (the "Facility Agreement") and made between (i) Grindrod Maritime LLC as borrower (the "Borrower"), (ii) Grindrod Shipping Pte. Ltd. ("GSPL") and Grindrod Shipping Holdings Ltd. (the "Parent Guarantor" and, together with GSPL, the "Guarantors") as guarantors, (iii) the financial institutions listed therein as lenders (the "Lenders"), (iv) DVB Bank SE Singapore Branch as agent (the "Facility Agent") and security agent (the "Security Agent") and (v) DVB Bank SE as account bank (the "Account Bank") relating to the financing of m.t. "MATUKU" (the "Ship").

Words and expression defined in the Facility Agreement shall have the same meanings when used in this Letter unless otherwise defined or the context otherwise requires.

We are writing to you in our capacity as Facility Agent and as Security Agent.

The Transaction Obligors have requested that ASPHL be released from its obligations as First Bareboat Charter Guarantor under the First Bareboat Charter Guarantee and be replaced by ASPS as a new First Bareboat Charter Guarantor by entering into a new First Bareboat Charter Guarantee. The Finance Parties have agreed to accede to this request subject to the terms of and in accordance with the provisions of this Letter.

This Letter sets out the terms and conditions on which the Finance Parties agree, with effect on and from the Effective Date, to amend the terms of the Facility Agreement.

1	Definitions and Interpretation

1.1	Definitions

In this Letter (including its Recitals):

"ASPHL" means ASP Holdings Limited.

"ASPS" means ASP Ships Pte. Ltd.

"Effective Date" means the date on which the Facility Agent confirms to the Borrower that the conditions precedent set out in Clause 3 (Conditions precedent) are satisfied.

"Deed of Release and Guarantee" means the deed of release and guarantee dated 6 December 2018 and made between the Borrower, ASPHL, ASPS and the First Bareboat Charterer under which ASPS replaced or is to replace ASPHL as First Bareboat Charter Guarantor.

1.2	Application of construction and interpretation provisions of Facility Agreement

Clause 1.2 (Construction) of the Facility Agreement applies to this Letter as if it were expressly incorporated in it with any necessary modifications.

1.3	Designation as a Finance Document

The Borrower and the Facility Agent designate this Letter as a Finance Document.

1.4	Third party rights

Unless provided to the contrary in a Finance Document, a person who is not a Party to this Letter has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Letter.

2	Agreement of the FINANCE Parties

The Finance Parties agree, subject to and upon the terms and conditions of this Letter, and on and from the Effective Date, to the release of ASPHL from its obligations as First Bareboat Charter Guarantor under the First Bareboat Charter Guarantee and its replacement by ASPS as a new First Bareboat Charter Guarantor by entering into a new First Bareboat Charter Guarantee.

3	Conditions Precedent

The agreement of the Finance Parties contained in Clause 2 (Agreement of the Finance Parties) is subject to:

(a)	no Default continuing on the date of this Letter and the Effective Date (other than as has been notified to, and acknowledged by, the Facility Agent in writing) or resulting from the occurrence of the Effective Date;

(b)	the Repeating Representations to be made by each Transaction Obligor being true on the date of this Letter and the Effective Date (other than as has been notified to, and acknowledged by, the Facility Agent in writing);

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(c)	the provisions of paragraph (c) of clause 10.3 (Alternative basis of interest or funding, suspension) of the Facility Agreement not being applicable; and

(d)	the Facility Agent having received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Agent on or before 15 December 2018 or such later date as the Facility Agent may agree with the Borrower.

4	Specific amendments to the facility agreement

From the Effective Date, the Parties agree that the Facility Agreement shall be amended by deleting the definitions of First Bareboat Charter and First Bareboat Charter Guarantor in clause 1.1 (Definitions) of the facility Agreement and replacing them with the following:

""First Bareboat Charter" means the bareboat charterparty agreement dated 23 July 2015 originally made between GSPL as owner, the First Bareboat Charterer as charterer and ASP Holdings Limited as charter guarantor, as amended and supplemented by (a) an addendum thereto dated 6 May 2016 under which the Borrower was nominated as owner of the Vessel by GSPL, (b) an addendum thereto dated 23 December 2016 and (c) deed of release and guarantee 6 December 2018 under which the First Bareboat Charter Guarantor replaced ASP Holdings Limited as charter guarantor, and currently made between the Borrower as owner, the First Bareboat Charterer as charterer and the First Bareboat Charter Guarantor as charter guarantor.

"First Bareboat Charter Guarantor" means ASP Ships Pte. Ltd. and any other guarantor providing a guarantee pursuant to a First Bareboat Charter Guarantee."

5	Representations

Each Obligor makes the representations and warranties set out in clause 18 (Representations) of the Facility Agreement and the other Finance Documents to which it is party, in each case as amended and supplemented by this Letter and updated with appropriate modifications to refer to this Letter, by reference to the circumstances then existing on the date of this Letter and on the Effective Date.

6	Amendments to Finance Documents

6.1	Amendments to Finance Documents

With effect on and from the Effective Date the Facility Agreement and each other Finance Document shall be, and shall be deemed by this Letter to be, amended as follows:

(a)	the definition of, and references throughout to, each Finance Document shall be construed as if the same referred to that Finance Document as amended and supplemented by this Letter;

(b)	by construing references throughout to "this Agreement", "this Deed" and other like expressions as if the same referred to such Finance Document as amended and supplemented by this Letter.

6.2	Finance Documents to remain in full force and effect

The Finance Documents shall remain in full force and effect as amended and supplemented by such further or consequential modifications as may be necessary to give full effect to the terms of this Letter.

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7	Costs and Expenses

Clause 16.2 (Amendment costs) of the Facility Agreement, as amended and supplemented by this Letter, applies to this Letter as if it were expressly incorporated in it with any necessary modifications.

8	Notices

Clause 37 (Notices) of the Facility Agreement, as amended and supplemented by this Letter, applies to this Letter as if it were expressly incorporated in it with any necessary modifications.

9	Counterparts

This Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

10	Governing Law

This Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Letter has been entered into on the date stated at the beginning of this Letter.

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SCHEDULE

Conditions Precedent

1	Obligors

A certificate of an authorised signatory of each Obligor certifying that each corporate and copy document provided by it under Paragraph 1 of Schedule 2 (Conditions Precedent) of the Amending and Restating Agreement remains correct, complete and in full force and effect as at the Delivery Date.

2	Finance Documents

A duly executed original of:

2.1	This Letter.

2.2	A notice of assignment under the General Assignment in relation to the new First Bareboat Charter Guarantee of ASP Ships Pte. Ltd. and acknowledgement thereto in agreed form.

3	Other documents and evidence

3.1	A copy of the Deed of Release and Guarantee.

3.2	Evidence that the Effective Date (as defined in the Deed of Release and Guarantee) has occurred.

3.3	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by this Letter or for the validity and enforceability of any Finance Document as amended and supplemented by this Letter.

3.4	Evidence that the costs and expenses then due from the Borrower pursuant to Clause 8 (Costs and Expenses) have been paid or will be paid by the Effective Date.

3.5	Such evidence as the Facility Agent may require for the Finance Parties to be able to satisfy each of their "know your customer" or similar identification procedures in relation to the transactions contemplated by this Letter.

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Yours faithfully

/s/ Domenik Nizet	/s/ Ang Toon Beng
Domenik Nizet	Ang Toon Beng
Senior Vice President	Senior Vice President
For and on behalf of
DVB BANK SE SINGAPORE BRANCH
as Facility Agent

/s/ Domenik Nizet	/s/ Ang Toon Beng
Domenik Nizet	Ang Toon Beng
Senior Vice President	Senior Vice President
For and on behalf of
DVB BANK SE SINGAPORE BRANCH
as Security Agent

We hereby acknowledge and agree to the terms of the above letter:

/s/ Hugh William Scheffer
Hugh William Scheffer
For and on behalf of
GRINDROD MARITIME LLC
as Borrower

/s/ Hugh William Scheffer
Hugh William Scheffer
For and on behalf of
GRINDROD SHIPPING PTE. LTD.
as a Guarantor

/s/ Stephen William Griffiths
Stephen William Griffiths
For and on behalf of
GRINDROD SHIPPING HOLDINGS LTD.
as a Guarantor

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